As filed with the Securities and Exchange Commission on September 27, 2007.	Registration Nos. 333-138384
333-126521
333-123999
333-74242
333-74246

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 (NO. 333-138384)

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 (NO. 333-126521)

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 (NO. 333-123999)

POST-EFFECTIVE AMENDMENT NO. 2 TO FORM S-8 (NO. 333-74242)

POST-EFFECTIVE AMENDMENT NO. 2 TO FORM S-8 (NO. 333-74246)

REGISTRATION STATEMENTS

UNDER

THE SECURITIES ACT OF 1933

FORM S-8

ACUITY BRANDS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	58-2632672
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

Acuity Brands, Inc.

1170 Peachtree Street, N.E.

Suite 2400

Atlanta, Georgia 30309

(404) 853-1000

(Address, including Zip Code, Telephone Number,

including Area Code, of Registrant’s Principal Executive Offices)

Acuity Brands, Inc. 2005 Supplemental Deferred Savings Plan

Acuity Brands, Inc. Nonemployee Director Deferred Compensation Plan (as amended and restated)

Acuity Brands, Inc. Long-Term Incentive Plan (as amended and restated)

Acuity Brands, Inc. 401(k) Plan

Acuity Brands, Inc. Employee Stock Purchase Plan

Acuity Brands, Inc. 2001 Nonemployee Directors’ Stock Option Plan

Acuity Specialty Products 401(k) Plan

Acuity Lighting Group, Inc. 401(k) Plan for Hourly Employees

Holophane Division of Acuity Lighting Group 401(k) Plan for Hourly Employees

Holophane Division of Acuity Lighting Group 401(k) Plan for Hourly Employees

Covered by a Collective Bargaining Agreement

(Full Title of the Plans)

Kenyon W. Murphy

Executive Vice President, Chief Administrative Officer, and General Counsel

Acuity Brands, Inc.

1170 Peachtree Street, N.E.

Suite 2400

Atlanta, Georgia 30309

(404) 853-1000

(Name, Address, including Zip Code, and Telephone Number,

including Area Code, of Agent for Service)

EXPLANATORY NOTE

Acuity Brands, Inc. (“Company”), a Delaware corporation (formerly named Acuity Brands Holdings, Inc.), is filing this Post-Effective Amendment to the Registration Statements on Form S-8 referenced below as the successor registrant to the Company’s wholly-owned subsidiary, Old ABI, LLC (“Predecessor”), a Delaware limited liability company (which was formerly a Delaware corporation named Acuity Brands, Inc.). This Post-Effective Amendment is being filed in accordance with Rule 414 under the Securities Act of 1933 (the “Securities Act”) as a result of Predecessor adopting a holding company organizational structure. Pursuant to the Agreement and Plan of Merger dated September 25, 2007 (the “Merger Agreement”), among the Company, Predecessor, and Acuity Merger Sub, Inc., a Delaware corporation (the “Merger Sub”), Predecessor reorganized into a holding company structure effective as of September 26, 2007. As a result, the Company became the holding company for Predecessor. The holding company organizational structure was effected by a merger (the “Merger”) pursuant to Section 251(g) of the Delaware General Corporation Law, which provides for the formation of a holding company structure without a vote of stockholders.

Prior to the Merger, the Company was a direct, wholly-owned subsidiary of Predecessor and Merger Sub was a direct, wholly-owned subsidiary of the Company. In the Merger, Merger Sub merged with and into Predecessor with Predecessor continuing as the surviving corporation. Predecessor was then converted into a limited liability company and changed its name from Acuity Brands, Inc. to Old ABI, LLC. The Company and Merger Sub were organized for the sole purpose of implementing the holding company structure.

In accordance with the terms of the Merger Agreement, each outstanding share of Predecessor’s common stock, par value $0.01 per share (the “Predecessor Common Stock”), was converted into one share of Company common stock, par value $0.01 per share (the “Company Common Stock”). As a result of the Merger, each stockholder of Predecessor became a holder of Company Common Stock, representing the same proportional interest in the Company and having the same designations, rights, powers, and preferences and qualifications, limitations, and restrictions as the common stock that such stockholder held in Predecessor. Each holder of shares of Company Common Stock is entitled to certain contingent Preferred Stock Purchase Rights under the Company’s Stockholder Protection Rights Agreement dated September 25, 2007, which are substantively identical to the rights attendant to Predecessor’s Stockholder Protection Rights Agreement.

In connection with the reorganization, the Company has assumed all of Predecessor’s obligations under the Acuity Brands, Inc. 2005 Supplemental Deferred Savings Plan; Acuity Brands, Inc. Nonemployee Director Deferred Compensation Plan (as amended and restated); Acuity Brands, Inc. Long-Term Incentive Plan (as amended and restated); Acuity Brands, Inc. 401(k) Plan; Acuity Brands, Inc. Employee Stock Purchase Plan; Acuity Brands, Inc. 2001 Nonemployee Directors’ Stock Option Plan; Acuity Specialty Products 401(k) Plan; Acuity Lighting Group, Inc. 401(k) Plan for Hourly Employees; Holophane Division of Acuity Lighting Group 401(k) Plan for Hourly Employees; and Holophane Division of Acuity Lighting Group 401(k) Plan for Hourly Employees Covered by a Collective Bargaining Agreement (collectively, the “Plans”).

This Post-Effective Amendment pertains to the adoption by the Company of the following registration statements (collectively, the “Registration Statements”): (i) Registration Statement No. 333-138384; (ii) Registration Statement No. 333-126521; (iii) Registration Statement No. 333-123999; (iv) Registration Statement No. 333-74242; and (v) Registration Statement No. 333-74246. With respect to Registration Statements No. 333-138384, No. 333-126521, and No. 333-123999, this is Post-Effective Amendment No. 1. With respect to Registration Statements No. 333-74242 and No. 333-74246, this is Post-Effective Amendment No. 2.

In accordance with Rule 414 under the Securities Act, the Company, as the successor registrant to Predecessor, hereby expressly adopts the Registration Statements as its own for all purposes of the Securities Act and the Securities Exchange Act of 1934. Registration fees were paid at the time of filing the original Registration Statements.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 8.	Exhibits.

See the Exhibit Index at the end of this Post-Effective Amendment.

ITEM 9.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

PROVIDED, HOWEVER, that if the information required to be included in a post-effective amendment by paragraphs (a)(1)(i) and (a)(1)(ii) is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, that are incorporated by reference in the registration statement, paragraphs (a)(1)(i) and (a)(1)(ii) will not apply.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(1) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to rule 424;

(2) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(3) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(4) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(c) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(e) The undersigned registrant hereby undertakes with respect to each Plan required to be submitted to the Internal Revenue Service (“IRS”) that it will submit or has submitted such Plan to the IRS in a timely manner and has made or will make all changes required by the IRS in order to qualify such Plan.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Acuity Brands, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 (No. 333-138384); Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 (No. 333-126521); Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (No. 333-123999); Post-Effective Amendment No. 2 to Registration Statement on Form S-8 (No. 333-74242); and Post-Effective Amendment No. 2 to Registration Statement on Form S-8 (No. 333-74246), and has duly caused this registration statement to be signed on its behalf by the undersigned thereunto duly authorized in the City of Atlanta, State of Georgia, on this 27th day of September 2007.

ACUITY BRANDS, INC.

By:	/s/ Kenyon W. Murphy
Kenyon W. Murphy
Executive Vice President,
Chief Administrative Officer, and
General Counsel

Pursuant to the requirement of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Vernon J. Nagel	Chairman, President and Chief Executive Officer	September 27, 2007
Vernon J. Nagel

/s/ Richard K. Reece	Executive Vice President and Chief Financial	September 27, 2007
Richard K. Reece	Officer (principal financial and accounting officer)

*	Director	September 27, 2007
John L. Clendenin

*	Director	September 27, 2007
Julia B. North

*	Director	September 27, 2007
Peter C. Browning

*	Director	September 27, 2007
Earnest W Deavenport, Jr.

*	Director	September 27, 2007
Robert F. McCullough

*	Director	September 27, 2007
Ray M. Robinson

*	Director	September 27, 2007
Neil Williams

*By:	/s/ Kenyon W. Murphy
Kenyon W. Murphy
Attorney-In-Fact

Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the employee benefit plans) have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia on the 27th day of September, 2007.

Acuity Brands, Inc. 401(k) Plan

Acuity Specialty Products 401(k) Plan

Acuity Lighting Group, Inc. 401(k) Plan for Hourly Employees

Holophane Division of Acuity Lighting Group 401(k) Plan for Hourly Employees

Holophane Division of Acuity Lighting Group 401(k) Plan for Hourly Employees Covered by a Collective Bargaining Agreement

By:	ACUITY BRANDS, INC., Administrator of Plans

By:	/s/ Kenyon W. Murphy
Kenyon W. Murphy
Executive Vice President, Chief Administrative Officer, and General Counsel

EXHIBIT INDEX

Exhibit No.	Description
4.1	Restated Certificate of Incorporation of Acuity Brands Holdings, Inc. dated as of September 26, 2007 (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Form 8-K filed with the Commission on September 26, 2007).

4.2	Certificate of Amendment of Acuity Brands Holdings, Inc. dated September 26, 2007 (incorporated by reference to Exhibit 3.2 to the Registrant’s Form 8-K filed with the Commission on September 26, 2007).

4.3	Amended and Restated Bylaws of Acuity Brands, Inc. dated as of September 26, 2007 (incorporated herein by reference to Exhibit 3.3 to the Registrant’s Form 8-K filed with the Commission on September 26, 2007).

4.4	Stockholder Protection Rights Agreement, dated as of September 25, 2007, between the Registrant and The Bank of New York (incorporated herein by reference to Exhibit 4.2 to the Registrant’s Form 8-K filed with the Commission on September 26, 2007).

5.1	Opinion and consent of Kenyon W. Murphy, Esq.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Kenyon W. Murphy, Esq. (included in Exhibit 5.1 hereto).

24.1	Power of Attorney